As filed with the Securities and Exchange Commission on January 7, 2008

Registration No. 333-146242

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 5

to

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

ELIXIR PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	2834	06-1549431
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

12 Emily Street

Cambridge, MA 02139

(617) 995-7000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

William K. Heiden

President and Chief Executive Officer

Elixir Pharmaceuticals, Inc.

12 Emily Street

Cambridge, MA 02139

(617) 995-7000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Stuart M. Cable, Esq. Robert E. Puopolo, Esq. Goodwin Procter LLP 53 State Street Boston, Massachusetts 02109 (617) 570-1000	Richard D. Truesdell, Jr., Esq. Davis Polk & Wardwell 450 Lexington Avenue New York, New York 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)(4)
Common Stock, $0.001 par value per share	5,750,000	$16.00	$92,000,000	$2,874

(1)	Includes 750,000 shares of common stock that may be purchased by the underwriters to cover over allotments, if any.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

(3)	Calculated pursuant to Rule 457(a) based on an estimate of the proposed maximum aggregate offering price.

(4)	When initially filed, this Registration Statement proposed to register a maximum aggregate offering of $86,250,000 and in connection therewith a registration fee of $2,648 was paid. This Amendment No. 5 to the Registration Statement proposes to increase the maximum aggregate offering by $5,750,000 and in connection therewith an additional registration fee of $226 was paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

Explanatory Note

Elixir Pharmaceuticals, Inc. has prepared this Amendment No. 5 to the Registration Statement on Form S-1 (File No. 333-146242) for the purpose of filing Exhibits 1.1, 10.38, 10.39 and 10.41 to the Registration Statement with the Securities and Exchange Commission. This Amendment No. 5 does not modify any provision of the Prospectus that forms a part of the Registration Statement and accordingly such Prospectus has not been included herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than the underwriting discount, payable by us in connection with the sale of common stock being registered. All amounts are estimated except the SEC registration fee and the Financial Industry Regulatory Authority Inc., or FINRA, filing fee.

Amount to be Paid
SEC registration fee	$2,874
FINRA fee	9,700
Nasdaq Global Market listing fee	100,000
Printing and mailing	300,000
Legal fees and expenses	1,200,000
Accounting fees and expenses	600,000
Miscellaneous	487,426

Total	$2,700,000

Item 14.	Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the Delaware General Corporation Law.

Article VII of our Amended and Restated Certificate of Incorporation to be effective upon completion of this offering (the “Charter”), provides that no director of our company shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of unlawful dividend payments or stock redemptions or repurchases, or (4) for any transaction from which the director derived an improper personal benefit. In addition, our Charter provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of our company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Article VII of the Charter further provides that any repeal or modification of such article by our stockholders or an amendment to the Delaware General Corporation Law will not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a director serving at the time of such repeal or modification.

Article V of our Amended and Restated By-Laws, to be effective upon completion of this offering (the “By-Laws”), provides that we will indemnify each of our directors and officers and, in the discretion of our board of directors, certain employees, to the fullest extent permitted by the Delaware General Corporation Law as the same may be amended (except that in the case of an amendment, only to the extent that the amendment permits us to provide broader indemnification rights than the Delaware General Corporation Law permitted us to provide prior to such the amendment) against any and all expenses, judgments, penalties, fines and amounts reasonably paid in settlement that are incurred by the director, officer or such employee or on the director’s, officer’s or employee’s behalf in connection with any threatened, pending or completed proceeding or any claim, issue or matter therein, to which he or she is or is threatened to be made a party because he or she is or was serving as a director, officer or employee of our company, or at our request as a director, partner, trustee, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, foundation, association, organization or other legal entity, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of our company and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Article V of the By-Laws further provides for the advancement of expenses to each of our directors and, in the discretion of our board of directors, to certain officers and employees.

In addition, Article V of the By-Laws provides that the right of each of our directors and officers to indemnification and advancement of expenses shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any statute, provision of the Charter or By-Laws, agreement, vote of stockholders or otherwise. Furthermore, Article V of the By-Laws authorizes us to provide insurance for our directors, officers and employees, against any liability, whether or not we would have the power to indemnify such person against such liability under the Delaware General Corporation Law or the provisions of Article V of the By-Laws.

We have entered into indemnification agreements with each of our directors and executive officers. These agreements provide that we will indemnify each of our directors and executive officers, and such entities to the fullest extent permitted by law.

We also maintain a general liability insurance policy which covers certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act, against certain liabilities.

Item 15.	Recent Sales of Unregistered Securities.

During the past three years, we have sold and issued the following unregistered securities:

(1) On November 4, 2004, we sold 5,299 shares or our common stock to Dr. Cynthia Bayley, one of our co-founders, for an aggregate purchase price of $56.

(2) On December 2, 2004, we sold 18,547 shares of our common stock to Dr. Cynthia Kenyon, one of our co-founders and a current director, for an aggregate purchase price of $194.

(3) On April 25, 2005, we issued an aggregate of 1,750,000 shares of our series B redeemable convertible preferred stock to Bristol-Myers Squibb Company in consideration of rights in compounds and products licensed to us.

(4) On November 2, 2005, we sold 7% subordinated notes to 12 accredited investors for an aggregate purchase price of $5,684,926. On December 22, 2005, in a subsequent closing to this same transaction, we sold 7% subordinated notes to 13 accredited investors for an aggregate purchase price of $2,071,672. On December 30, 2005, in a final closing, we sold 7% subordinated notes to 22 accredited investors, all of whom were purchasers in one of the prior closings, for an aggregate purchase price of $243,402.

(5) On June 19, 2006, we sold an aggregate of 10,080,725 shares of our series C redeemable convertible preferred stock, warrants to purchase an aggregate of 271,902 shares of common stock at an exercise price of $0.10 per share, and an aggregate of 2,123,060 shares of our series B redeemable convertible preferred stock, to 25 accredited investors for an aggregate purchase price of $18,407,839. As part of this transaction, the 7% subordinated notes described in item (4) were converted into an aggregate of 8,327,103 shares of our series C redeemable convertible preferred stock, warrants to purchase an aggregate of 224,601 shares of common stock at an exercise price of $0.10 per share, and an aggregate of 125,653 shares of our series B redeemable convertible preferred stock. On August 16, 2006, in a second closing to this same transaction, we sold an aggregate of 8,850,013 shares of our series C redeemable convertible preferred stock, warrants to purchase an aggregate of 238,706 shares of common stock at an exercise price of $0.10 per share, and an aggregate of 984,464 shares of our series B redeemable convertible preferred stock, to 14 accredited investors for an aggregate purchase price of $8,850,013. On September 8, 2006, in a third closing, we sold an aggregate of 2,037,399 shares of our series C redeemable convertible preferred stock, warrants to purchase an aggregate of 54,953 shares of common stock at an exercise price of $0.10 per share, and an aggregate of 14,436 shares of our series B redeemable convertible preferred stock, to four accredited investors for an aggregate purchase price of $2,037,399. On November 19, 2006, in a final closing, we sold 2,000,000 shares of our series C redeemable convertible preferred stock and warrants to purchase 53,944 shares of common stock at an exercise price of $0.10 per share to an accredited investor for an aggregate purchase price of $2,000,000.

(6) On September 8, 2006, we issued warrants to purchase 6,607 shares of common stock at an exercise price of $0.10 per share to Compton Overseas Investment Ltd., in consideration of services rendered to us in connection with participation by non-U.S. investors in the transactions described in item (5). On November 19, 2006, we issued 19,498 shares of common stock to Compton Overseas Investment Ltd., in consideration of additional services rendered to us in connection with participation by non-U.S. investors in the transactions described in item (5).

(7) On November 21, 2006, we issued warrants to purchase 1,334,400 shares of series C redeemable convertible preferred stock at an exercise price of $1.00 per share to two related lenders in connection with our loan arrangement with these same lenders. Warrants to purchase 889,600 of these shares were immediately exercisable. The warrants to purchase the remaining 444,800 shares became exercisable on September 14, 2007 when we requested additional funds to be advanced under the loan arrangement.

(8) On September 4, 2007, we sold 28,030,031 shares of our series D redeemable convertible preferred stock and warrants to purchase 668,971 shares of common stock at an exercise price of $0.10 per share to 29 accredited investors for an aggregate purchase price of $28,030,031.

(9) On September 4, 2007, we issued 6,673 shares of our common stock and warrants to purchase 2,224 shares of common stock at an exercise price of $0.10 per share to Compton Overseas Investment Ltd., in consideration of services rendered to us in connection with participation by non-U.S. investors in the transactions described in item (8).

(10) We have issued under our 2001 Stock Incentive Plan options to purchase an aggregate of 595,714 shares of our common stock to certain of our directors, officers and employees at exercise prices ranging from $1.05 to $11.42 per share. We have issued an aggregate of 137,060 shares of common stock upon the exercise of options granted pursuant to our 2001 Stock Incentive Plan or pursuant to the Centagenetix, Inc. 2001 Employee, Director and Consultant Stock Plan at exercise prices ranging from $1.05 to $3.04 for an aggregate consideration of $175,277.

The sales of securities described in items (1)-(9) above was deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 or Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. The issuances of the securities described in item (10) above were deemed to be exempt from registration pursuant to either Rule 701 promulgated under the Securities Act of 1933 as a transaction pursuant to a compensatory benefit plan approved by the registrant’s board of directors or Section 4(2) of the Securities Act of 1933 as a transaction by an issuer not involving a public offering. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients either received adequate information about us or had adequate access, through their relationship with us, to information about us. There were no underwriters employed in connection with any of the transactions set forth in Item 15.

Item 16.	Exhibits and Financial Statement Schedules.

See the Exhibit Index on the page immediately following the signature page for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification by the registrant against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by the controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 5 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cambridge, Commonwealth of Massachusetts, on January 7, 2008.

Elixir Pharmaceuticals, Inc.

By:	/S/ WILLIAM K. HEIDEN
William K. Heiden
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 5 to the registration statement has been signed by the following persons in the capacities indicated on January 7, 2008:

Signature	Title

/S/ WILLIAM K. HEIDEN William K. Heiden	President, Chief Executive Officer and Director (Principal Executive Officer)

/S/ GREGORY D. PERRY Gregory D. Perry	Chief Financial Officer and Executive Vice President (Principal Financial and Accounting Officer)

* Vaughn M. Kailian	Director (Chairman)

* Vernon Cassin	Director

* Jonathan J. Fleming	Director

* Ansbert K. Gadicke, M.D.	Director

Signature	Title

* Cynthia J. Kenyon, Ph.D.	Director

* Robert I. Kriebel	Director

* Dion Madsen	Director

* Bennett M. Shapiro, M.D.	Director

* David Stack	Director

*By:	/S/ GREGORY D. PERRY
Gregory D. Perry
Attorney-In-Fact

EXHIBIT INDEX

Number	Description
1.1	Form of Underwriting Agreement

3.1**	Form of Amended and Restated Certificate of Incorporation

3.2**	Form of Amended and Restated Certificate of Incorporation (to be effective upon completion of this offering)

3.3**	Amended and Restated By-laws

4.1**	Specimen certificate evidencing shares of common stock

5.1**	Opinion of Goodwin Procter LLP

10.1**	2001 Stock Incentive Plan

10.2**	Form of Incentive Stock Option Agreement under the 2001 Stock Incentive Plan

10.3**	Form of Nonstatutory Stock Option Agreement under the 2001 Stock Incentive Plan

10.4**	Centagenetix, Inc. 2001 Employee, Director and Consultant Stock Plan

10.5**	2007 Stock Option and Incentive Plan

10.6**	Form of Incentive Stock Option Agreement under the 2007 Stock Option and Incentive Plan

10.7**	Form of Non-Qualified Stock Option Agreement for Company Employees under the 2007 Stock Option and Incentive Plan

10.8**	Form of Non-Qualified Stock Option Agreement for Non-Employee Directors under the 2007 Stock Option and Incentive Plan

10.9**	Form of Restricted Stock Award Agreement under the 2007 Stock Option and Incentive Plan

10.10**	Second Amended and Restated Stockholder Rights Agreement dated September 4, 2007

10.11**	Employment Letter Agreement with William K. Heiden dated December 17, 2007

10.12**	Employment Letter Agreement with Gregory D. Perry dated December 17, 2007

10.13**	Employment Letter Agreement with Peter S. DiStefano dated December 17, 2007

10.14**	Employment Letter Agreement with Alan D. Watson dated December 17, 2007

10.15**	Consulting Agreement with Cynthia Kenyon dated March 30, 2001 and amendments thereto dated February 22, 2005, March 28, 2006 and October 20, 2006.

10.16**	Consultant Agreement with Vaughn Kailian dated January 30, 2004

10.17**	Consultation and Clinical Advisory Board Agreement with Bennett Shapiro dated June 4, 2003 and amendments thereto dated November 12, 2004, November 7, 2005, July 27, 2006 and June 11, 2007.

10.18**	Consulting Agreement with Bennett Shapiro dated October 1, 2006

10.19**	Form of Indemnification Agreement

10.20**	Loan and Security Agreement with Hercules Technology Growth Capital, Inc. and Hercules Technology II, L.P. dated November 21, 2006

10.21**	Amendment No. 1 to Loan and Security Agreement with Hercules Technology Growth Capital, Inc. and Hercules Technology II, L.P. dated September 13, 2007

10.22**	Equity Rights Letter to Hercules Technology Growth Capital, Inc. and Hercules Technology II, L.P. dated November 21, 2006

10.23**	Warrant Agreement with Hercules Technology Growth Capital, Inc. dated November 21, 2006

10.24**	Warrant Agreement with Hercules Technology II, L.P. dated November 21, 2006

10.25**	Warrant Agreement by and between Centagenetix, Inc. and GATX Ventures, Inc. to purchase 35,207 shares of Series A Convertible Preferred Stock dated February 28, 2002

Number	Description
10.26**	Warrant Agreement by and between Centagenetix, Inc. and GATX Ventures, Inc. to purchase 1,853 shares of Series A Convertible Preferred Stock dated February 28, 2002

10.27**	Warrant Agreement by and between Centagenetix, Inc. and Comerica Bank – California dated April 19, 2002

10.28**	Warrant Agreement with Oxford Finance Corporation dated July 8, 2004

10.29**	Form of Warrant Agreement dated June 19, 2006

10.30**	Form of Warrant Agreement dated September 4, 2007

10.31**	Warrant Agreement with Compton Overseas Investment Ltd. dated September 30, 2003

10.32**	Warrant Agreement with Compton Overseas Investment Ltd. dated March 1, 2004

10.33**	Warrant Agreement with Compton Overseas Investment Ltd. dated September 8, 2006

10.34**	Agency Agreement with Compton Overseas Investment Ltd. dated September 4, 2007

10.35**	Lease by and between Massachusetts Institute of Technology and Centagenetix, Inc. dated January 16, 2002

10.36**	First Amendment to Lease with Massachusetts Institute of Technology dated August 30, 2005

10.37**	Second Amendment to Lease with Massachusetts Institute of Technology dated October 12, 2006

10.38#	License Agreement with Bristol-Myers Squibb Company dated April 25, 2005

10.39#	Exclusive License Agreement on Mitiglinide with Kissei Pharmaceutical Co. Ltd dated March 24, 2006

10.40**#	Collaboration Agreement with Siena Biotech S.p.A. dated February 7, 2007

10.41#	Binding Agreement between Novartis International Pharmaceuticals and Elixir Pharmaceuticals, Inc. Regarding Rights to Ghrelin Agonists and Sirtuin Modulators dated September 4, 2007

10.42**	Consulting Agreement with Stack Pharmaceuticals, Inc. dated October 20, 2006

10.43**	Services Agreement with MPM Asset Management, LLC and John McDonald dated March 1, 2007, as amended by Amendment No. 1 thereto

10.44**	Services Agreement with MPM Asset Management, LLC and Dr. Elizabeth Stoner dated October 1, 2007

10.45**	Employment Letter Agreement with Paul M. Martha dated December 17, 2007

10.46**	Form of Non-Competition and Non-Solicitation Agreement with William K. Heiden, Gregory D. Perry, Peter S. DiStefano, Alan D. Watson and Paul M. Martha

10.47**	Senior Executive Bonus Plan

21.1**	Subsidiaries of Elixir Pharmaceuticals, Inc.

23.1	Consent of Ernst & Young LLP

23.2**	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

24.1**	Power of Attorney

**	Previously Filed
#	Confidential treatment has been requested for certain provisions of this Exhibit.